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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULES 13d-1(b), (c) and (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*

                  Brilliance China Automotive Holdings Limited
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                                (Name of Issuer)


                   Ordinary Shares, par value $0.01 per share
     (and American Depositary Shares, each representing 100 Ordinary Shares)
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                         (Title of Class of Securities)


                    10949Q105 for American Depositary Shares
                    ----------------------------------------
                                 (CUSIP Number)


                                December 18, 2002
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [X]   Rule 13d-1(d)


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                Page 1 of 4 pages

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CUSIP No. 10949Q105
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     1.  Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Chinese Financial Education Development Foundation
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     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a) [   ]

         (b) [   ]
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     3.  SEC Use Only

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     4.  Citizenship or Place of Organization

         People's Republic of China

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                    5. Sole Voting Power
Number of              0
Shares
Beneficially        6. Shared Voting Power
Owned by               0
Each
Reporting           7. Sole Dispositive Power
Person With            0

                    8. Shared Dispositive Power
                       0

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     9.  Aggregate Amount Beneficially Owned by Each Reporting Person

         0


     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]


     11. Percent of Class Represented by Amount in Row (9)

         0%

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     12. Type of Reporting Person (See Instructions)

         OO (Foundation)

This Amendment No. 1 to Schedule 13G is being filed to report a disposition of all of the Ordinary Shares, par value $0.01 per share, of Brilliance China Automotive Holdings Limited held by the Chinese Financial Education Development Foundation.

                                Page 2 of 4 pages

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ITEM 1.

Item 1(a)         Name of Issuer

                  Brilliance China Automotive Holdings Limited

Item 1(b)         Address of Issuer's Principal Executive Offices

                  Suite 2303-06, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong

ITEM 2.

Item 2(a)         Name of Person Filing

                  Chinese Financial Education Development Foundation

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  48 Xijiaominxiang Xicheng District, Beijing 100031, People's Republic of China

Item 2(c)         Citizenship

                  People's Republic of China

Item 2(d)         Title of Class of Securities

                  Ordinary Shares, par value $0.01 per share (and American Depositary Shares, each representing 100 Ordinary Shares)

Item 2(e)         CUSIP Number

                  10949Q105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-l(b), 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  N/A

ITEM 4.  OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Item 4(a)         Amount beneficially owned:  0

Item 4(b)         Percent of class: 0%.

Item 4(c)         Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote.  0

                  (ii)  Shared power to vote or to direct the vote.  0

                  (iii) Sole power to dispose or to direct the
                        disposition of.  0

                  (iv)  Shared power to dispose or to direct the
                        disposition of.  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

                               Page 3 of 4 pages

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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                  N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  N/A

ITEM 10. CERTIFICATIONS

                  N/A


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     February 12, 2003
                                          --------------------------------------
                                                          Date

                          CHINESE FINANCIAL EDUCATION
                            DEVELOPMENT FOUNDATION
                     (Sealed with the corporate seal of the
                          Chinese Financial Education
                            Development Foundation)



                                                    /s/ Lu Guang Hui
                                          --------------------------------------
                                                        Signature



                                               Lu Guang Hui, Vice Chairman
                                          --------------------------------------
                                                        Name/Title

                               Page 4 of 4 pages